UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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BKF CAPITAL GROUP, INC.

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May 18, 2005
YOUR BOARD URGES YOU TO VOTE THE “WHITE” PROXY CARD TODAY.
Dear Fellow Stockholder:
      We are writing to focus your attention on the upcoming annual meeting of BKF Capital Group, at which a number of critical issues will be addressed. Your vote at the meeting is important.
      As background, we recently sent you our 2004 annual report, as filed on Form  10-K with the United States Securities and Exchange Commission, as well as the proxy statement related to the upcoming Annual Meeting of Stockholders. These materials each provide a great deal of information about our company’s performance in 2004, and we encourage you to review them.
      As we will discuss in greater detail, we feel that 2004 was a year in which we made progress in our development as a business. At the same time, our stock price advanced significantly, rising by more than 50% over the course of the year. In addition, we have continued our efforts to enhance shareholder value in 2005 by initiating a new dividend policy that will distribute approximately 70% of our annual free cash flow to stockholders and by making a number of proposals relating to our corporate governance. As the result of our new dividend policy, we paid out approximately $10.7 million in dividends, or $1.25 per share, with respect to the free cash flow generated in 2004.
CONTESTED ELECTION: STEEL PARTNER’S NOMINEES AND PROPOSALS ARE NOT IN YOUR BEST INTERESTS
      As you might know, one of our stockholders — hedge fund Steel Partners II, L.P. (“Steel”) — has nominated three individuals for election to the BKF Capital Board of Directors to replace John Levin, Burton Malkiel and Bart Goodwin. Furthermore, they are running on a platform recommending that John Levin no longer be Chief Executive Officer of BKF Capital.
      Because, as we have often said, the value of our business is in its people and its client relationships, we feel that much of what has been built since the founding of our business is at stake in this proxy contest. When making voting decisions, stockholders should keep in mind how a destabilizing outcome could impact the value developed over more than 20 years. While the current proxy contest involves only 3 of the 9 seats on the Board, the outcome of this stockholder meeting may generate the impression that the Company is in the middle of a hostile change in control process that will continue into 2006. The opportunities to develop business and hire the needed personnel going forward in such an environment may be quite limited.
     We note the quality of the candidates proposed by the Board:

John A. Levin is the founder of the firm, and as Chairman and Chief Executive Officer he continues to be deeply involved in the management of the business. He is a portfolio manager with respect to a number of investment strategies and is actively involved in maintaining and attracting client relationships.

Burton Malkiel, a noted academic (Professor of Economics at Princeton University), author and former member of the Council of Economic Advisers with expertise in the field of investment management, has been a director of the Company since 1982 and has served on the audit and compensation committees.

Bart Goodwin has been a director of the Company since 1987 and has served on the audit committee and as chairman of the nominating and governance committee.
          Each of these candidates brings strong skills and qualifications to BKF, and has been actively involved in the business for an extended period of time.
      With respect to the Steel nominees, we will only note that Mr. Lichtenstein currently serves on four boards of directors (as Chairman of three companies and as Chief Executive Officer of two companies). He performs these responsibilities while at the same time acting as the principal of a multi-billion dollar hedge fund business.

      Steel Partners’ hostile efforts to displace a significant part of our Board and gain influence over BKF Capital may hinder our business momentum, especially in light of the fact that Steel is recognized not only as an investor in BKF but as a competitor with it as well. One could question whether Steel may have different objectives than other shareholders that are not in the asset management business. We especially question Steel Partners’ interest in the growth and development of BKF’s business following their response to our new dividend policy — as they suggest that we should pay out 100% of our free cash flow and a substantial portion of the cash and Treasury Bills on our balance sheet. An investor focused on stripping our business of its cash would not appear to be focused on enabling the business to grow and diversify in a way that would create value for, and serve the interests of, all stockholders.
      Our primary assets are our relationships with people — clients and employees — and we need to foster an environment in which they can have the confidence to establish and maintain long-term relationships with us. Moreover, a supportive stockholder base, which is difficult to maintain in light of Steel’s actions, is crucial to the development of our business. Conversely, a hostile stockholder base has the potential to destroy value in a service business simply by creating an environment that leads employees and clients to leave and that makes the attraction of personnel and clients extremely challenging. A company of our size just cannot afford the defection of key employees or clients.
          The Steel nominees should be rejected so that the BKF Capital Board of Directors and management team can continue to build on the progress that has been made and stockholder value that has been created.
A YEAR OF CONTINUED PROGRESS
      In 2004, the top priority of the BKF Capital Board of Directors and management team continued to be creating value for our stockholders. We are pleased that during the year the stock price of BKF Capital Group increased more than 50% from $24.68 per share at the beginning of the year to $37.90 per share at the close of trading on December 31, 2004. This performance follows the decision by the Board to address the persistent discount to net asset value at which Baker, Fentress & Company was trading by restructuring the company and distributing approximately $700 million to stockholders.
Performance of BKF Stock Compared to S&P Financial Services and S&P 500 Indices

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004

BKF	100.00	130.36	205.00	126.07	176.29	273.80

S&P Financial Services Index	100.00	125.81	110.99	97.99	127.89	142.01

S&P 500 Index	100.00	90.90	80.10	62.41	80.30	89.03

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      The foundation of our ongoing effort to create value has been the development of a well-respected asset management business offering diversified investment strategies. In 2004, we continued to implement the formula that has led to our considerable success over the years: a disciplined approach to investment research, a commitment to recruit top-tier investment talent and the cultivation of solid client relationships. In particular, assets under management grew by nearly $1 billion and total revenues increased to more than $120 million, reflecting growth in asset-based management fees and incentive fees and allocations.
      We believe BKF Capital has made significant strides to overcome the difficulties created by investment performance in 2002 when, during one of the most challenging stock market environments in recent history, the firm’s long-only business performed poorly. This led to a decline in assets under management in the long-only strategies from a high of $12.9 billion as of March 31, 2002 to a low of $8.1 billion as of March 31, 2003. Furthermore, this underperformance was a significant factor in creating a trend of net outflows from the long-only strategies (which slowed in 2004). During 2004, we continued the process of systematically rebuilding our long-only strategies while growing the hedge funds. We feel strongly that our strategic decision to keep the size of our sales and service organization stable during that difficult period rather than undertake a radical retrenchment was well founded and will provide us with the opportunity to increase profits.
      Similarly, we feel that our decision to seek to pay compensation competitive with that offered by larger or private investment management firms will provide us with the opportunity to retain and attract the personnel required to bring the firm to a scale at which it can produce higher profits.
      In 2004, in another aspect of our effort to bring the business to scale, we also continued to make investments in personnel for new investment strategies, including a small cap value strategy and a number of long/short equity alternative investment strategies.
      While we understand that our margins are lower than competitors who are much larger than we are, we do not believe that measures designed solely to improve margins in the short term, or a focus solely on maximizing margins, rather than on absolute profits, in the longer term, will ultimately maximize shareholder value. Rather, we believe that increased assets under management and free cash flow provide the most likely path to creating long-term shareholder value. Later this year, provided that we maintain our current levels of investment performance, we will see meaningful improvements in our three-year investment returns for our long-only strategies, as we move farther away from our period of difficulty, which we hope will aid our business development efforts and lead to the growth we need.
CREATING ADDITIONAL VALUE
      In the early part of 2005, BKF Capital Group took a number of steps to further enhance value for our stockholders.
      The most notable is that we have adopted a new dividend policy under which we expect to distribute to stockholders approximately 70% of the annual free cash flow generated by BKF. Under this new policy, we expect to pay a significant special dividend each year, in addition to the quarterly dividends (currently $0.125 per share) we began paying following the second quarter of 2004. Based on 2004 free cash flow, the Board of Directors declared a special dividend of $0.925 per share payable on April 29, 2005 to stockholders of record as of April 18, 2005, and total dividends with respect to 2004 equaled $1.25 per share, or $10.7 million.
      We believe that our new dividend policy will make our free cash flow more visible while at the same time allowing us to invest in different areas of our business and in attractive growth opportunities.
      We also announced several changes intended to enhance our governance:

•	The Company will submit to a stockholder vote at the 2005 Annual Meeting a proposal to eliminate the current classified board structure. The Board is recommending that the structure be changed so that commencing with the 2006 Annual Meeting, directors whose terms expire will be elected for one-year terms.

•	The Board has amended BKF’s stockholder rights plan to permit tender offers for the entire company, should one be made. Bidders for 100% of the Company’s outstanding shares are now exempt from the scope of the rights plan if they successfully acquire a majority of the Company’s outstanding shares. The rights plan will therefore not be an impediment to an acquisition favored by a majority of the shares. The amendment also includes a provision mandating that the rights plan be re-evaluated every three years by the independent directors of the Company.

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•	The Company will submit for a vote at the 2005 Annual Meeting an amendment to its certificate of incorporation to eliminate the supermajority stockholder vote requirement for mergers and other business combinations.
      These steps by the Board of Directors recognize the expressed wishes of stockholders and are consistent with the Company’s longstanding support for sound corporate governance and developing stockholder value.
CONCLUSION
      We believe that BKF is well positioned for growth. The new dividend policy and the steps we have taken with respect to corporate governance are evidence of our commitment to our stockholders. During 2005, we will continue our ongoing efforts to create further value on your behalf through the implementation of our business strategy. We appreciate your support and welcome any comments or questions you might have.
The Board of Directors of BKF Capital Group, Inc.
PLEASE VOTE TODAY
If you have any questions or need assistance in voting your WHITE proxy card, please call:
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

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